EXHIBIT 99.4


                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


 CRIIMI MAE Declares Dividends to Preferred Stockholders Payable in Shares of
                                   Common Stock

ROCKVILLE, MD, March 21, 2002 - The board of directors of CRIIMI MAE Inc. (NYSE:CMM) today declared dividends, payable in shares of its common stock, par value $0.01 per share (the "Common Stock") to holders of record on April 1, 2002 of each of its Series B Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

Holders of Series B Preferred Stock (NYSE:CMM-PrB) on April 1, 2002 are entitled to a dividend, in the amount of $1.36 per Series B share for the period from, and including, October 1, 2001 through March 31, 2002, payable in shares of common stock on April 15, 2002.

Holders of Series F Preferred Stock (NYSE:CMM-PrF) on April 1, 2002 are entitled to a dividend, in the amount of 60 cents per Series F share for the period from, and including, October 1, 2001 through March 31, 2002, payable in shares of common stock on April 15, 2002.

Holders of Series G Preferred Stock (NYSE:CMM-PrG) on April 1, 2002 are entitled to a dividend, in the amount of 75 cents per Series G share for the period from, and including, October 1, 2001 through March 31, 2002, payable in shares of common stock on April 15, 2002.

The Company will determine the number of shares of Common Stock to issue to holders of each share of Series B, Series F and Series G Preferred Stock by dividing the dollar amount of the dividend payable by the volume-weighted average of the sale prices of the Common Stock for the 10-trading days from March 22, 2002 through April 5, 2002. Common Stock will be issued in whole shares, with shareholders receiving cash in lieu of fractional shares.

The dividends are reportable on a Form 1099-DIV.

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After payment of these dividends on April 15, 2002, all accrued and unpaid dividends, through and including March 31, 2002, on the Company's Series B, Series F and Series G Preferred Stock will have been paid.

CRIIMI MAE has 12,969,841 shares of Common Stock, 1,593,982 shares of Series B Preferred Stock, 586,354 shares of Series F Preferred Stock and 1,244,656 shares of Series G Preferred Stock outstanding as of March 21, 2002. The Company announced earlier today that it has redeemed all of its outstanding shares of Series E Preferred Stock.

For further information, see the Company's Web site:
http://www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at 301-816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at 202-546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. Actual results could differ materially from those anticipated in any forward-looking statements. These risks and uncertainties are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

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